CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

The Board of Directors
PathoGenesis Corporation

We consent to the incorporation by reference in this registration statement on Form S-8 of our report dated January 23, 1998, relating to the consolidated balance sheets of PathoGenesis Corporation (a development stage enterprise) and subsidiary as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1997, and for the period from December 10, 1991 (inception) through December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-K of PathoGenesis Corporation and to the reference to our firm under the heading "experts" in the registration statement.



                                                        KPMG Peat Marwick LLP
Seattle, Washington
August 11, 1998